Exhibit 99.1

Kindred Biosciences Announces Acquisition of Kansas Manufacturing Plant and Execution of Commercial Manufacturing Agreement for Zimeta
Company to Hold Conference Call and Webcast at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time on Monday, June 26, 2017
San Francisco, CA (June 26, 2017) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced that it has acquired a manufacturing facility in Elwood, Kansas. The purchase of this property, formerly owned by Boehringer Ingelheim and by Strategic Veterinary Pharmaceuticals, Inc., includes approximately 8 acres of land and two buildings encompassing approximately 180,000 square feet with clean rooms, utility, equipment, and related quality documentation suitable for small molecule and biologics manufacturing. The total purchase price was $3,750,000 and the Company expects to close within 30-days, subject to the completion of the inspection/diligence period and satisfactions of the conditions of escrow.
KindredBio also announced the execution of a commercial manufacturing agreement with Corden Pharma S.p.A for the manufacture of Zimeta™ (dipyrone injection) for the control of pyrexia (fever) in horses. This agreement is for an initial 3-year term, and permits for an automatic renewal period of 2-years upon the conclusion of the initial term. The agreement provides for production to supply KindredBio’s initial launch and future commercial campaigns upon regulatory approval, with capabilities to grow along with demand.
“We are very pleased to acquire this plant, which will allow KindredBio to meet the anticipated manufacturing needs of our promising pipeline, lower our costs of goods, and increase our margins. The plant will be an ideal large-scale complement to our manufacturing plant in Burlingame, CA, which will be ready for cGMP manufacturing activities shortly,” stated Denise Bevers, Co-Founder and COO of KindredBio. “We are also pleased to finalize the commercial supply agreement for Zimeta, which provides reliable and scalable drug supply from a well-regarded manufacturer.”
Separately, the Company also announced the completion of its ATM financing.
The Company will host a conference call at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time today.
Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 45257837.
The call will also be webcast live at http://edge.media-server.com/m/p/izdfc9hq.
A replay will also be available at that link for 30 days.

About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current

Exhibit 99.1

and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904